Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) is dated as of June     , 2013, and is made by and among UNITED REFINING COMPANY, a Pennsylvania corporation (“United Refining”), UNITED REFINING COMPANY OF PENNSYLVANIA, a Pennsylvania corporation (“United Refining of PA”), KIANTONE PIPELINE CORPORATION, a New York corporation (“Kiantone”), COUNTRY FAIR, INC., a Pennsylvania corporation (“Country Fair”), KWIK-FILL CORPORATION (“Guarantor”), THE LENDERS PARTY TO THE CREDIT AGREEMENT (defined below), BANK OF AMERICA, N.A., as Documentation Agent, and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent (“Administrative Agent”).

WITNESSETH:

WHEREAS, United Refining, United Refining of PA, Kiantone and Country Fair as Borrowers (collectively, the “Borrowers”), Guarantor, PNC and the Lenders (as defined in the Credit Agreement, the “Lenders”) are party to that certain Amended and Restated Credit Agreement dated as of May 18, 2011 (as amended, restated, supplemented or modified, the “Credit Agreement”);

WHEREAS, capitalized terms used herein shall have the meanings given to them in the Credit Agreement;

WHEREAS, the Borrowers and the Guarantor have requested the Lenders permit United Refining to extend the Expiration Date of the credit facility, amend the pricing grid, and to make certain other amendments as set forth herein;

WHEREAS, the Lenders are willing to accommodate such request, subject to the terms and conditions hereof.

NOW, THEREFORE, the parties hereto, and in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

Definitions.

Defined terms used herein unless otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended by this Amendment.

The definition of Excluded Taxes set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 5.9.1 [Payments Free of Taxes] or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.”

The definition of Expiration Date set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Expiration Date shall mean, with respect to the Revolving Credit Commitments, November 29, 2017.”

The definition of Official Body set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).”

The following new definitions are hereby inserted in Section 1.1 of the Credit Agreement in alphabetical order:

“Amendment No. 1 Closing Date shall mean June     , 2013.”

“Applicable Law shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Official Body, and all applicable orders, judgments and decrees of all courts and arbitrators.”

“Compliance Authority shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.”

“Covered Entity shall mean each Borrower, each Borrower’s Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations.”

“FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.”

“Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, custodially detained or, to the knowledge of any Loan Party, investigated, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.”

“Sanctioned Country shall mean a country subject to a sanctions program maintained by any Compliance Authority.”

“Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.”

Amendment of Section 2.3 of the Credit Agreement. Section 2.3 [Commitment Fees] of the Credit Agreement is hereby amended and restated as follows:

“2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to 0.25% per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its

Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.”

Amendment of Section 2.9.4.1 of the Credit Agreement. Subsection 2.9.4.1 of the Credit Agreement is hereby amended and restated as follows:

“2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender or Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender or Administrative Agent under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender (and, to the extent that any of the other Lender(s) have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.10, Administrative Agent will pay over to such non-Defaulting funding Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).”

Amendment of Section 2.10 of the Credit Agreement. Section 2.10 [Defaulting Lenders] of the Credit Agreement is hereby amended and restated as follows:

“2.10 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.10 so long as such Lender is a Defaulting Lender.

(b) (i) except as otherwise expressly provided for in this Section 2.10, Revolving Credit Loans shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Ratable Share, and no Ratable Share of any Lender or any pro rata share of any Revolving Credit Loans required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Credit Loans shall be applied to reduce such type of Revolving Credit Loans of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Ratable Share; provided, that, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which the Issuing Lender has not been reimbursed) exist at the time such Lender becomes a Defaulting Lender, then:

(1) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(2) if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (1) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(3) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (2) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(4) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (1) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(5) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.10(b)(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(b)(iii)(1) (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Loan Documents, and all amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Loans or a Ratable Share; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Sections 11.1.1 [Increase of Commitment] or 11.1.2 [Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment] of this Agreement.

(d) Other than as expressly set forth in this Section 2.10, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.10 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice PNC, in its capacity as Swing Loan lender or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Administrative Agent, the Borrowers, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.”

Amendment of Section 4.4.2 of the Credit Agreement. Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] of the Credit Agreement is hereby amended and restated as follows:

“4.4.2 Illegality; Increased Costs; Deposits Not Available. Notwithstanding any other provision hereof, if at any time any Lender shall have determined that:

(i) any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this Section 4.4.2, the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Loans subject to the LIBOR Rate) to make or maintain its Loans subject to the LIBOR Rate, or

(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].”

Amendment of Section 4.4.3 of the Credit Agreement. Section 4.4.3 [Administrative Agent’s and Lenders’ Rights] of the Credit Agreement is hereby amended and restated as follows:

“4.4.3 Administrative Agent’s and Lenders’ Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given the obligation of Lenders (or such affected Lender) to make Loans subject to the LIBOR Rate hereunder shall forthwith be cancelled and Borrowers shall, if any affected Loans subject to the LIBOR Rate are then outstanding, promptly upon request from Administrative Agent, either pay all such affected Loans subject to the LIBOR Rate or convert such affected Loans subject to the LIBOR Rate into loans of another type. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to each Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date. A certificate as to any additional amounts payable pursuant to this section submitted by Lenders to Borrowers shall be conclusive absent manifest error.”

Amendment of Section 5.8.1 of Credit Agreement. Section 5.8.1 [Increased Costs] of the Credit Agreement is hereby amended and restated as follows:

“5.8.1 Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 5.8.1, the term “Lender” shall include Administrative Agent, PNC, in its capacity as Swing Loan lender, any Issuing Lender or Lender and any corporation or bank controlling Administrative Agent, PNC, in its capacity as Swing Loan lender, any Lender or Issuing Lender and the office or branch where Administrative Agent, PNC, in its capacity as Swing Loan lender, any Lender or Issuing Lender (as so defined) makes or maintains any Loans subject to the LIBOR Rate) with any request or directive (whether or not having the force of law) from any Official Body, shall:

(a) subject Administrative Agent, PNC, in its capacity as Swing Loan lender, any Lender or Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan subject to the LIBOR Rate, or change the basis of taxation of payments to Administrative Agent, PNC, in its capacity as Swing Loan lender, such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by Administrative Agent, PNC, in its capacity as Swing Loan lender, such Lender or the Issuing Lender);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent, PNC, in its capacity as Swing Loan lender, Issuing Lender or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Administrative Agent, PNC, in its capacity as Swing Loan lender, any Lender or Issuing Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Loan Document or any Loans made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Administrative Agent, PNC, in its capacity as Swing Loan lender, any Lender or Issuing Lender of making, converting to, continuing, renewing or maintaining its Loans hereunder by an amount that Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender or Issuing Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender or Issuing Lender deems to be material, then, in any case Borrowers shall promptly pay Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender or Issuing Lender, upon its demand, such additional amount as will compensate Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender or Issuing Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender or Issuing Lender shall certify the amount of such additional cost or reduced amount to the Borrowers, and such certification shall be conclusive absent manifest error.”

Amendment of Section 5.8.2 of the Credit Agreement. Section 5.8.2 [Capital Requirements] of the Credit Agreement is hereby amended and restated as follows:

“5.8.2 Capital Requirements.

In the event that Administrative Agent, PNC, in its capacity as Swing Loan lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Official Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent, PNC, in its capacity as Swing Loan lender, Issuing Lender or any Lender (for purposes of this Section 5.8.2, the term “Lender” shall include Administrative Agent, PNC, in its capacity as Swing Loan lender, Issuing Lender or any Lender and any corporation or bank controlling Administrative Agent, PNC, in its capacity as Swing Loan lender or any Lender and the office or branch where Administrative Agent, PNC, in its capacity as Swing Loan lender or any Lender (as so defined) makes or maintains any Loans subject to the LIBOR Rate) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent, PNC, in its capacity as Swing Loan lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent’s, PNC’s, in its capacity as Swing Loan lender, and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent, PNC, in its capacity as Swing Loan lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender such additional amount or amounts as will compensate Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender for such reduction. In determining such amount or amounts, Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 5.8.2 shall be available to Administrative Agent, PNC, in its capacity as Swing Loan lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Administrative Agent, PNC, in its capacity as Swing Loan lender or such Lender with respect to Section 5.8.2(a) hereof when delivered to the Borrowers shall be conclusive absent manifest error.”

Amendment of Section 5.9 of the Credit Agreement. Section 5.9 [Taxes] of the Credit Agreement is hereby amended and restated as follows:

“5.9 Taxes.

5.9.1 Payments Free of Taxes. Any and all payments by or on account of any Obligations hereunder or under any Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, PNC, in its capacity as Swing Loan lender, Lender, Issuing Lender or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Official Body in accordance with Applicable Law.

5.9.2 Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 5.9.1 above, the Borrowers shall timely pay any Other Taxes to the relevant Official Body in accordance with Applicable Law.

5.9.3 Indemnification by the Borrowers. Each Borrower shall indemnify Administrative Agent, PNC, in its capacity as Swing Loan lender, each Lender, and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, PNC, in its capacity as Swing Loan lender, such Lender, or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Lender, PNC, in its capacity as Swing Loan lender, or the Issuing Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of PNC, in its capacity as Swing Loan lender, a Lender or the Issuing Lender, shall be conclusive absent manifest error.

5.9.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Official Body, the Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

5.9.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Loan Document shall deliver to the Borrowers (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Administrative Agent is indemnified under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuing Lender or assignee or participant of a Lender or Issuing Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code. In addition, any Lender, if requested by the Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Administrative Agent as will enable the Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to the Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B)

of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

5.9.6 Delivery of Certificate. If a payment made to a Lender, PNC, in its capacity as Swing Loan lender, Participant, Issuing Lender, or Administrative Agent under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, PNC, in its capacity as Swing Loan lender, Participant, Issuing Lender, or Administrative Agent shall deliver to the Administrative Agent (in the case of PNC, in its capacity as Swing Loan lender, a Lender, Participant or Issuing Lender) and the Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by the Administrative Agent or any Borrower sufficient for Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that PNC, in its capacity as Swing Loan lender, such Lender, Participant, Issuing Lender, or Administrative Agent has complied with such applicable reporting requirements.

5.9.7 Delivery of Receipt. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Official Body, the Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.”

Amendment of Section 9.1.3 of the Credit Agreement. Section 9.1.3 [Breach of Negative Covenants or Visitation Rights] of the Credit Agreement is hereby amended and restated as follows:

“9.1.3 Breach of Negative Covenants, Visitation Rights or Anti-Money Laundering Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], Section 8.2 [Negative Covenants], or Section 11.18 [Anti-Money Laundering/International Trade Law Compliance];”

Amendment of Article 9 of Credit Agreement. Article 9.1 [Events of Default] of the Credit Agreement is hereby amended to add the following new Section 9.1.12 immediately following Section 9.1.11:

“9.1.12 Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 11.18 [Anti-Money Laundering/International Trade Law Compliance] hereof.”

Amendment of Section 11.16 of the Credit Agreement. Section 11.16 [USA PATRIOT Act Notice] of the Credit Agreement is hereby amended and restated as follows:

“11.16 Certifications from Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Amendment No. 1 Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.”

Amendment of Article 11 of Credit Agreement. Article 11 [MISCELLANEOUS] of the Credit Agreement is hereby amended to add the following new Section 11.18 immediately following Section 11.17:

“11.18 Anti-Money Laundering/International Trade Law Compliance. Each Borrower represents and warrants to the Administrative Agent, as of the date of this Agreement, the date of each Loan, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a

Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. The Borrowers covenant and agree that they shall immediately notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.”

Schedules. Schedule 1.1(A) – Pricing Grid, of the Credit Agreement shall be amended and restated in its entirety as set forth in Schedule 1.1(A) to this Amendment.

Conditions to Effectiveness of Amendment of the Credit Agreement and Related Matters.

The effectiveness of this Amendment shall be subject to each of the following conditions precedent:

Execution and Delivery of Amendment. The Borrowers, the Guarantor and the Lenders shall have executed and delivered to the Administrative Agent this Amendment by their duly authorized representatives.

Corporate Documents. Each Loan Party shall have delivered to the Administrative Agent for the benefit of each Lender a certificate dated the effective date of this Amendment and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

all action taken by each Loan Party in connection with this Amendment and the other Loan Documents;

the names of the officer or officers authorized to sign this Amendment and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Amendment and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely; and

copies of its organizational documents, including its articles or certificate of incorporation and bylaws, as in effect on the date of this Amendment certified by the appropriate state official where such documents are filed in a state office (or, in the event that no change has been made to such organizational documents previously delivered to the Administrative Agent, so certified by the Secretary or Assistant Secretary of such Loan Party).

Fees and Expenses. The Borrower has paid, or caused to be paid all fees, costs and expenses payable to the Administrative Agent or for which the Administrative Agent is entitled to be reimbursed, to the extent invoiced, including but not limited to the reasonable fees and expenses of the Administrative Agent’s legal counsel.

Representations and Warranties; No Defaults.

The representations and warranties of the Loan Parties contained in Article 6 of the Credit Agreement shall be true and accurate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Loan Parties shall have performed and complied with all covenants and conditions under the Loan Documents and hereof; no Event of Default or Potential Default under the Credit Agreement and the other Loan Documents shall have occurred and be continuing or shall exist; and by their execution and delivery of this Amendment, the Borrowers and the Guarantor certify as to the accuracy of such matters.

Force and Effect.

Except as otherwise expressly modified by this Amendment, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect after the date hereof. Each Loan Party hereby acknowledges that the Guaranty, the Intercompany Subordination Agreement, and the Security Agreement: (a) continue in full force and effect, and (b) relate to the obligations of each Loan Party under the Agreement and the other Loan Documents as increased pursuant to this Amendment. Each Loan Party further (i) acknowledges that the Obligations of the Loan Parties under the Agreement, are Guarantied Obligations under the Guaranty, Debt under the Security Agreement, Senior Debt under the Intercompany Subordination Agreement, and (ii) confirms its obligations under each of the foregoing Loan Documents. The guaranties, security interests, pledges, covenants and agreements set forth in the Loan Documents are hereby made and granted to secure the obligations under the Agreement as if the same were made, increased or granted on the date hereof; and, each Loan Party hereby agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the payment in full of the Loans and the Notes, the expiration of all Letters of Credit, and the performance of all other obligations of Loan Parties under the Loan Documents, such Loan Party shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Agreement, Guaranty, Intercompany Subordination Agreement, Security Agreement, and each of the other Loan Documents jointly and severally with the other parties thereto. Each Loan Party hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, Guaranty, Intercompany Subordination Agreement, the Security Agreement, and each of the other Loan Documents to which it is a party given by it to Administrative Agent and any of the Lenders.

Governing Law.

This Amendment shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

Effective Date.

This Amendment shall be dated as of and shall be binding, effective and enforceable upon the date on which all conditions set forth in Section 15 hereof have been satisfied.

Administrative Agent’s Expenses.

Upon demand the Borrowers shall pay all costs and expenses of the Administrative Agent in connection with this Amendment, including without limitation, reasonable fees of the Administrative Agent’s counsel in connection with this Amendment.

Counterparts.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., “pdf”) transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party; provided, however that any Person making delivery by telecopy or electronic portable document format shall promptly deliver an executed original of the same to the Administrative Agent.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto by their duly authorized officers have executed this Amendment as of the day and year first written above.

BORROWERS:

UNITED REFINING COMPANY

By:
Name:	John A. Catsimatidis
Title:	Chairman of the Board & Chief Executive

UNITED REFINING COMPANY OF PENNSYLVANIA

By:
Name:	John A. Catsimatidis
Title:	Chairman of the Board & Chief Executive

KIANTONE PIPELINE CORPORATION

By:
Name:	John A. Catsimatidis
Title:	Chairman of the Board & Chief Executive

COUNTRY FAIR, INC.

By:
Name:	John A. Catsimatidis
Title:	Chairman of the Board & Chief Executive

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

KWIK-FILL CORPORATION

By:
Name:	John A. Catsimatidis
Title:	Chairman of the Board & Chief Executive

UNITED BIOFUELS, INC.

By:
Name:	John A. Catsimatidis
Title:	Chairman of the Board & Chief Executive

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:
Name:	James M. Steffy
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually and as Documentation Agent

By:
Name:	H. Michael Wills
Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT]

MANUFACTURERS AND TRADERS TRUST COMPANY

By:
Name:	Jon Werbitsky
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT]

BANK LEUMI, USA

By:
Name:	John Koenigsberg
Title:	Senior Vice President

By:
Name:	Iris Steinhardt
Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Average Excess Availability	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread

I	Greater than $110,000,000	2.25%	0.75%	2.25%

II	Greater than or equal to $40,000,000 but less than $110,000,000	2.75%	1.25%	2.75%

III	Less than $40,000,000	3.25%	1.75%	3.25%

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate the Applicable Margin and the Applicable Letter of Credit Fee Rate shall be determined based upon Schedule 1.1(A) above; provided, however the Applicable Margin and the Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Average Excess Availability as of such quarter-end. Any increase or decrease in the Applicable Margin or the Letter of Credit Fee computed as of a quarter end shall be effective on the date on which the Quarterly Compliance Certificate evidencing such computation is due to be delivered under Sections 8.3.1 and 8.3.3.